FOR IMMEDIATE RELEASE

American Realty Capital Properties

Announces Monthly Dividend for November 2013

ARCP’s Annualized Dividend Will Increase to $0.94 Per Share Upon Earlier to Close of CapLease and ARCT IV Acquisitions

Following Close of Cole Acquisition, Annualized Dividend Will Increase Again to $1.00 Per Share

New York, New York, October 30, 2013— American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: “ARCP”) announced today that, pursuant to the prior authorization of its board of directors, ARCP has declared an annualized dividend of $0.910 per share to be paid monthly to stockholders of record at the close of business on the 8th day of each month, payable on the 15th day of such month. Accordingly, on November 15, 2013, the Company will pay a dividend of $0.07583 per share to stockholders of record at the close of business on November 8, 2013.

Additionally, as previously announced, the Company’s board of directors has authorized an increase to the Company’s annualized dividend from $0.910 per share to $0.940 per share per annum, contingent upon, and effective with, the earlier to close of the Company’s acquisition of CapLease, Inc. (“CapLease”) and American Realty Capital Trust IV, Inc. (“ARCT IV”). Should the CapLease transaction close prior to November 9, 2013, the $0.94 annualized dividend will be paid commencing with ARCP’s December 2013 dividend.

Furthermore, as previously announced, the Company’s board of directors has authorized an additional increase to the Company’s annualized dividend from $0.940 per share per annum to $1.00 per share per annum, contingent upon, and effective with, the close of the Company’s acquisition of Cole Real Estate Investments, Inc., which closing is contingent upon the closing of the CapLease and ARCT IV acquisitions.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes beginning in the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about the ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding the Company and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500